Exhibit 5.1

June 29, 2009

Floridian Financial Group, Inc.

175 Timacuan Boulevard

Lake Mary, FL 32746

Re: Floridian Financial Group, Inc. – Registration Statement on Form S-8 (File No. 333_______)

Ladies and Gentlemen:

We have acted as legal counsel for Floridian Financial Group, Inc., a corporation organized under the laws of the State of Florida (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registrant’s Registration Statement on Form S-8 (File No. 333-_____) on June 29, 2009 (the “Registration Statement”). The Registration Statement, under the Securities Act of 1933, as amended (the “Securities Act”) registers an aggregate of 200,000 shares of the Registrant’s common stock, par value of $5.00 per share (the “Common Stock”), issuable from time to time by the Registrant pursuant to the Registrant’s 401(k) Plan (the “Plan”).

We are members of the Bar of the State of Florida and our opinions expressed herein are based upon and limited to the internal laws of the State of Florida (without reference to the choice-of-law provisions, principles or decisions under Florida law) and we do not herein express any opinion as to matters governed by the laws of any other jurisdiction.

This letter has been prepared and is to be construed in accordance with the Report on Standards For Opinions of Florida Legal Counsel, dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as updated September 4, 1998 (collectively, the “Report”). The Report is incorporated by reference into this letter. For purposes of construing the Report, the “client” as referenced in the Report is the Registrant.

In the rendering of the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on our examination of copies of the following documents (the “Documents”) and we have made no independent verification of the facts contained in those documents:

(A)	An Officer’s Certificate furnished to us by an executive officer of the Registrant, dated as of the date of this opinion letter;
(B)	A copy of the Registrant’s Amended Articles of Incorporation;
(C)	A copy of the Registrant’s Amended and Restated Bylaws (“Bylaws”);

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Floridian Financial Group, Inc.

June 29, 2009

(D)	Resolutions of the Registrant’s Board of Directors (the “Board”) authorizing and approving the preparation and filing of the Registration Statement; and
(E)	The Plan.

In our examinations of the Documents and in rendering the opinions set forth in this letter, in addition to those assumptions and qualifications set forth in the Report and the assumptions and qualifications contained elsewhere in this letter, we have, with your consent, assumed, without investigation (and we express no opinion regarding the following): (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, telecopies or photostatic copies; (iv) the authenticity of the originals of such copies; (v) that all signatories were and are legally competent and authorized to execute and deliver the documents executed by each of them; (vi) that the certificates evidencing the shares of Common Stock will be signed by one of the authorized officers of the Registrant and registered by the transfer agent; (vii) the shares of Common Stock have been properly recorded in the books and records of the Registrant pursuant to the terms of the Bylaws; and (viii) the shares of Common Stock will be issued in accordance with the terms of the Plan.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in the Report and this opinion letter, we are of the opinion that the Common Stock, when issued to or for the benefit of eligible participants in the Plan as contemplated by the Plan and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable.

Nothing contained in this letter shall be deemed to be an opinion other than that set forth in the immediately preceding paragraph.

This opinion letter is to be used only in connection with the offering and sale of the Common Stock while the Registration Statement is in effect. This opinion is based upon facts in existence and statutes, rules, regulations and judicial decisions in effect on the date hereof and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinion set forth in this opinion letter is limited to the matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,

GUNSTER, YOAKLEY & STEWART, P.A.

/s/ Gunster, Yoakley & Stewart, P.A.

Gunster, Yoakley & Stewart, P.A.

ATTORNEYS AT LAW